UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 7, 2005
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
Effective as of the close of business on October 7, 2005, North East Bancshares, Inc. (“North East”), a Pennsylvania corporation, merged with and into F.N.B. Corporation (the “Company”), a Florida corporation, pursuant to the Agreement and Plan of Merger dated April 22, 2005 (the “Merger Agreement”) between the Company and North East (the “Merger”). Also, North East’s wholly owned subsidiary, The National Bank of North East, was merged with and into First National Bank of Pennsylvania, a wholly owned subsidiary of the Company, effective as of the close of business on October 7, 2005. As of June 30, 2005, North East had total assets of $65.0 million, total liabilities of $58.2 million and total stockholders’ equity of $6.8 million.
As a result of the Merger, shareholders of North East received 5.9427 shares of F.N.B. Corporation common stock plus $1.16 for each outstanding share held in North East Bancshares. Therefore, the Company issued 862,690 shares of the Company’s common stock as a result of the Merger. The Company included a copy of the Merger Agreement as Appendix A to the Company’s Registration Statement on Form S-4, as amended, which the Company filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2005. The Merger Agreement is incorporated into this Item 2.01 by reference. A copy of the press release announcing the closing of the Merger is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.01 by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
Under the rules of the Commission, no financial statements or pro forma financial statements are required to be filed with respect to the acquisition reported in Item 2.01 of this Current Report on Form 8-K.
Exhibits:
99.1	Press release dated October 7, 2005 announcing the completion of the merger of North East Bancshares, Inc. with F.N.B. Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)
By:	/s/ Brian F. Lilly

Name: Title:	Brian F. Lilly Chief Financial Officer (Principal Financial Officer)
Dated: October 12, 2005